Exhibit 2.1
Dated            September 20, 2005

Share purchase agreement
between
(1) MARK ELLIS
AND
JAMES MACKENZIE
and
(2) MICRUS ENDOVASCULAR CORPORATION
FOR THE ENTIRE ISSUED
SHARE CAPITAL OF
NEUROLOGIC UK LIMITED
Orrick, Herrington & Sutcliffe
Tower 42, Level 35
25 Old Broad Street
London EC2N 1HQ
Ref: DRP

Contents

Clause

1.	Interpretation	1
2.	Sale and purchase and waiver of pre-emption rights	5
3.	Consideration	5
4.	Completion	6
5.	Warranties	6
6.	Limitations on claims	7
7.	Restrictions on Sellers	9
8.	Confidentiality and announcements	11
9.	Further assurance	13
10.	Assignment	13
11.	Whole agreement	13
12.	Variation and waiver	14
13.	Costs	14
14.	Notice	14
15.	Interest on late payment	16
16.	Severance	16
17.	Agreement survives completion	16
18.	Third party rights	17
19.	Successors	17
20.	Counterparts	17
21.	Language	17
22.	Governing law and jurisdiction	17

Schedule

Schedule 1 Particulars of Sellers		19

Part 1.	Particulars of Sellers and apportionment of Consideration	19

Schedule 2 Particulars of the Company		20

Schedule 3 Completion		21

Part 1.	What the Sellers shall deliver to the Buyer at Completion	21

Part 2.	Matters for the Board Meeting at Completion	22

Schedule 4 Warranties		24

Part 1.	General warranties	24

1.	Power to sell the shares	24
2.	Shares in the company	24
3.	Constitutional and corporate documents	25
4.	Information	26
5.	Compliance with laws	26

6.	Licences and consents	26
7.	Insurance	26
8.	Power of attorney	27
9.	Disputes and investigations	27
10.	Customers and suppliers	27
11.	Contracts	28
12.	Transactions with sellers	29
13.	Finance and guarantees	29
14.	Insolvency	30
15.	Assets	30
16.	Condition of stock in trade	31
17.	Data protection	31
18.	Employment	31
19.	Property	33
20.	Accounts	33
21.	Financial and other records	34
22.	Changes since accounts date	34
23.	Effect of sale on sale shares	35
24.	Retirement benefits	36

Part 2.	Tax warranties	36

25.	General	36
26.	Chargeable gains	38
27.	Capital allowances	38
28.	Distributions	38
29.	Loan relationships	39
30.	Close companies	39
31.	Group relief	39
32.	Groups of companies	39
33.	Intangible assets	40
34.	Company residence and overseas interests	40
35.	Anti-avoidance	41
36.	Inheritance tax	41
37.	VAT	42
38.	Stamp duty and stamp duty land tax	43

Schedule 5 Completion accounts		44

Part 1.	General	44

1.	Definitions	44
2.	Preparation of completion accounts	44
3.	Basis of computation	46

Part 2	Adjustment of Initial Consideration/Payments of UKM Loan Accounts	46

1.	Adjustment of the Initial Consideration	46
2.	Payment of UKM Loan Account	47
3.	Provided Debts	47

Schedule 6 Calculation and Payment of Year 1 Consideration, Year 2 Consideration, Year 3 Consideration and Consideration in Year 4		48

1.	Interpretation	48
2.	Year 1 Consideration, Year 2 Consideration, Year 3 Consideration and Consideration in Year 4	49
3.	Calculation of Year 1 Consideration, Year 2 Consideration, Year 3 Consideration and Consideration in Year 4	49
4.	Payment of Year 1 Consideration, Year 2 Consideration, Year 3 Consideration and Consideration in Year 4	49
5.	Buyer’s Covenant	50

Schedule 7 Sellers Limitation of Liability and Conduct of Claims		51

1	Application of this schedule	51
2	Rescission	51
3	Knowledge	51
4	Limitations	51
5	Insurances	52
6	Recovery from third parties	52
7	Retrospective legislation	53
8	Conduct of third party claims	53
9	Provision made in the Accounts	53
10	Contingent liabilities	54
11	Actions against sellers	54
12	Assignees	55
13	55

THIS AGREEMENT is dated 20th September, 2005
Parties
(1)	The several persons whose names and addresses are set out in Schedule 1 (Sellers).

(2)	Micrus Endovascular Corporation incorporated under the laws of Delaware, whose registered office is at 610 Palomar Avenue, Sunnyvale CA 94085, United States (Buyer).
Background
(A)	The Company has, at the date of this Agreement, an issued share capital of £100 divided into 100 Ordinary Shares of £1 each.
(B)	Further particulars of the Company at the date of this agreement are set out in Schedule 2 (Particulars of the company).
(C)	The Sellers are the legal and beneficial owners of, or are otherwise able to procure the transfer of, the legal and beneficial title to the number of Sale Shares set out opposite their respective names in Schedule 1 (Particulars of sellers and apportionment of consideration) comprising in aggregate the whole of the issued share capital of the Company.
(D)	The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.
Agreed terms
1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts: the audited financial statements of the Company as at and to the Accounts Date, comprising the individual accounts of the Company, the notes thereon and the auditor’s and Directors’ reports.

Accounts Date: 31st December 2004.

Business: the business of the Company, namely the distribution of products in the neuroendovascular field in the in the United Kingdom and the Republic of Ireland (formerly Eire).

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in London and New York are open for business.

Buyer’s Solicitors: Orrick, Herrington & Sutcliffe of Tower 42, Level 35, 25 Old Broad Street, London EC2N 1HQ.

Claim and Substantiated Claim: have the meanings set out respectively in clause 6 (Limitations on claims).

Company: Neurologic UK Limited, a company incorporated and registered in England and Wales with company number 04014885 whose registered office is at Albreda House, Lydgate Lane, Sheffield, South Yorkshire S10 5FN.

Companies Acts: the Companies Act 1985 and the Companies Act 1989.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: the date of this agreement.

Connected: in relation to a person, has the meaning contained in section 839 of the ICTA 1988.

Consideration: the aggregate of the Initial Consideration, Year 1 Consideration, Year 2 Consideration, Year 3 Consideration and Consideration in Year 4.

Consideration in Year 4: the sum equivalent to one-third of Product Sales for the 2 month period from 1 April 2008 to 31 May 2008.

Control: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:
(a)	by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)	by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate, and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.

Director: each person who is a director or shadow director of the Company, the names of whom are set out in Schedule 2 (Particulars of the company).

Disclosed: fairly disclosed in or under the Disclosure Letter.

Disclosure Letter: the letter from the Sellers to the Buyer with the same date as this agreement and described as the disclosure letter, including the bundle of documents attached to it (Disclosure Bundle).

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement.

Group: in relation to a company (wherever incorporated) that company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company; and each company in a group is a member of the group.

Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time.

ICTA 1988: the Income and Corporation Taxes Act 1988.

IHTA 1984: the Inheritance Tax Act 1984.

Initial Consideration: £2,586,134 subject to adjustment pursuant to clause 3.2.

Management Accounts: the unaudited management accounts of the Company for the period of 6 months ended 30th June 2005 (a copy of which is attached to the Disclosure Letter).

Management Services Agreement: the management services agreement to be entered into at Completion by the Company and UKM in the agreed form for the provision of services by UKM to the Company.

Product Sales: net sales at invoice value to end users of all the Buyer’s product in the neuroendovascular field invoiced by the Company, the Buyer, any member of the Buyer’s Group, any agent, or distributor on behalf of the Company, the Buyer or any member of the Buyer’s Group to end users in the United Kingdom and/or the Republic of Ireland, less any credits or returns (to the extent that any such credits or returns have not already been taken into account) applicable to such sales (exclusive of VAT).

Sale Shares: the 100 ordinary shares of £1 each in the Company, all of which have been issued and are fully paid.

Sellers’ Solicitors: hlw Commercial Lawyers of Princess House, 122 Queen Street Sheffield S1 2DW.

Service Agreements: the service agreements to be entered into at Completion in the agreed form by the Company and each of the Sellers.

Subsidiary: in relation to a company wherever incorporated (a holding company) means a subsidiary as defined in section 736 of the Companies Act 1985 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company.

Unless the context otherwise requires:
(c)	the application of the definition of Subsidiary to any company at any time will apply to the company as it is at that time; and

(d)	references to Subsidiary or Subsidiaries are references to a Subsidiary or Subsidiaries of the Company.
Tax Deed: the tax deed to be entered into at Completion by the Sellers and the Buyer.

Tax Warranties: the Warranties in Part 2 of Schedule 4 (Warranties).

TCGA 1992: the Taxation of Chargeable Gains Act 1992.

TMA 1970: the Taxes Management Act 1970.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

UKM: UK Medical Limited (CRN: 2144870) a company incorporated in England and Wales under the Companies Acts.

UKM Loan Account: means the sum owed by the Company to UKM as at completion in accordance with the Completion Accounts.

VATA 1994: the Value Added Tax Act 1994.

Warranties: the warranties in clause 5 (Warranties) and Schedule 4 (Warranties).

Year 1 Consideration: the sum equivalent to one-third of Product Sales for the 12 month period 1 June 2005 to 31 March 2006.

Year 2 Consideration: the sum equivalent to one-third of Product Sales for the 12 month period 1 April 2006 to 31 March 2007.

Year 3 Consideration: the sum equivalent to one-third of Product Sales for the 12 month period 1 April 2007 to 31 March 2008.

1.2	The table of contents clause and schedule headings do not affect the interpretation of this agreement.

1.3	A person includes a corporate or unincorporated body.

1.4	Words in the singular include the plural and in the plural include the singular.

1.5	A reference to one gender includes a reference to the other gender.

1.6	A reference to a statute or statutory provision is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it, PROVIDED that any such amendment, extension or re-enactment made after Completion having retrospective effect does not increase the liability of the Sellers under this Agreement.

1.7	Writing or written includes faxes but not e-mail.

1.8	Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.9	References to clauses and schedules are to the clauses and schedules of this agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.10	Unless otherwise expressly provided, the obligations and liabilities of the Sellers under this agreement are joint and several.

2.	Sale and purchase and waiver of pre-emption rights

2.1	On the terms of this agreement, each of the Sellers shall sell, and the Buyer shall buy, with effect from Completion, the Sale Shares set against his name in Schedule 1 with full title guarantee, free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.

2.2	Each of the Sellers severally waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares or any of them conferred on him under the articles of association of the Company or otherwise and shall procure the irrevocable waiver of any such right or restriction conferred on any other person who is not a party to this agreement.

2.3	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.	Consideration

3.1	The Buyer shall pay the Initial Consideration in cash at Completion to the Sellers’ Solicitors, subject to adjustment pursuant to clause 3.2.

3.2	The Initial Consideration shall be adjusted in accordance with Schedule 5 (Completion Accounts).

3.3	The Year 1 Consideration, Year 2 Consideration, Year 3 Consideration and the Year 4 Consideration will be calculated and paid in accordance with Schedule 6 (Calculation and Payment of Year 1, Year 2, Year 3 and Consideration in Year 4).

3.4	All payments to be made to or from the Sellers in this Agreement and shall be made by the Buyer or the Sellers (as the case may be) in equal proportions.

3.5	The Consideration shall be deemed to be reduced by the amount of any payment made to the Buyer:
(a)	for a breach of any Warranty; or

(b)	under the Tax Covenant.

4.	Completion

4.1	Completion shall take place on the Completion Date:
(a)	at the offices of the Buyer’s Solicitors; or

(b)	at any other place agreed in writing by the Sellers and the Buyer.
4.2	At Completion the Sellers shall:
(a)	deliver the documents and evidence set out in Part 1 of Schedule 3;

(b)	procure that a board meeting of the Company is held at which the matters identified in Part 2 of Schedule 3 are carried out; and

(c)	deliver any other documents referred to in this agreement as being required to be delivered by them.
4.3	At Completion the Buyer shall:
(a)	pay the Initial Consideration by telegraphic transfer and otherwise in accordance with clause 3.1;

(b)	deliver a certified copy of the resolution adopted by the board of directors of the Buyer authorising the Transaction and the execution and delivery by the officers specified in the resolution of this agreement, and any other documents referred to in this agreement as being required to be delivered by it.
4.4	As soon as possible after Completion the Sellers if requested to do so by the Buyer shall send to the Buyer (at the Buyer’s registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company not required to be delivered at Completion.

5.	Warranties

5.1	The Buyer is entering into this agreement on the basis of, the Warranties set out in Schedule 4 (Warranties).

5.2	The Sellers warrant to the Buyer that each Warranty is true and accurate and not misleading on the date of this agreement except as Disclosed.

5.3	Without prejudice to the right of the Buyer to claim on any other basis under this Agreement or take advantage of any other remedies available to it under this Agreement, if any Warranty is breached or proves to be untrue or misleading, the Sellers shall pay to the Buyer on demand:

(a)	the amount necessary to put the Company into the position it would have been in if the Warranty had not been breached or had not been untrue, inaccurate or misleading; and

(b)	all costs and expenses (including, without limitation, damages, legal and other professional fees and costs, penalties, expenses and consequential losses whether directly or indirectly arising) properly and reasonably incurred by the Buyer or the Company as a result of such breach or of the Warranty being untrue, inaccurate or misleading (but excluding any sum in respect of management time).
A payment made in accordance with the provisions of this clause 5.3 shall include any amount necessary to ensure that, after any Taxation of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Taxation. PROVIDED however that in calculating the amount of any liability of the Sellers for breach of any of the Warranties, the amount of any Claim shall be reduced to the extent that the Buyer and/or the Company has been able to obtain Tax relief in respect of the subject matter of the Claim.

5.4	Warranties given so far as the Sellers are aware are deemed to be given to the best of the knowledge, information and belief of the Sellers after they have made all reasonable and careful enquiries and the knowledge, information and belief of any one of the Sellers shall be imputed to the remaining Seller and it shall not be a defence that the Sellers did not appreciate the relevance or significance of any particular matter.

5.5	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

5.6	The Warranties in paragraph 1 and 2.2 to 2.5 inclusive of Schedule 4 are given by the Sellers on a several basis. For the avoidance of doubt all other Warranties are given by the Sellers on a joint and several basis.

6.	Limitations on claims

6.1	The definitions and rules of interpretation in this clause apply in this agreement.

Claim: a claim under the Warranties and the Tax Covenant.

Substantiated Claim: a Claim in respect of which liability is admitted by the party against whom such Claim is brought, or which has been adjudicated on by a Court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

A Claim is connected with another Claim or Substantiated Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

6.2	This clause limits the liability of the Sellers in relation to any Claim.

6.3	The liability of the Sellers for all Substantiated Claims when taken together shall not exceed the Consideration PROVIDED that:
(a)	The maximum liability of either Seller in respect of all Substantiated Claims shall not under any circumstances exceed the part of the Consideration which is actually received by him; and

(b)	If the liability of either Seller in respect of Substantiated Claims exceeds his part of the Initial Consideration, then such Seller shall only be liable for any sum in excess of his share of the Initial Consideration when he becomes entitled to be paid a sum in respect of the Year 1 consideration and/or the Year 2 Consideration and/or the Year 3 Consideration and/or the Consideration in Year 4.
6.4	The Sellers shall not be liable for a Claim unless:
(a)	the amount of a Substantiated Claim, or of a series of connected Substantiated Claims of which that Substantiated Claim is one, exceeds £5,000;

(b)	the amount of all Substantiated Claims that are not excluded under clause 6.4(a) exceeds £50,000, in which case the whole amount (and not just the amount by which the limit in this clause 6.4(b) is exceeded) is recoverable by the Buyer.
6.5	The Sellers are not liable for a Claim to the extent that the Claim:
(a)	relates to matters Disclosed; or

(b)	relates to any matter specifically and fully provided for in the Accounts and/or the Completion Accounts.
6.6	The Sellers are not liable for a Claim or a claim under the Tax Covenant unless the Buyer has given the Sellers notice in writing of the Claim or the claim under the Tax Covenant, specifying in reasonable detail the nature of the Claim or claim under the Tax Covenant and the amount claimed:
(a)	in the case of a claim made under the Tax Warranties or the Tax Covenant, within the period of seven years beginning with the Completion Date; and

(b)	in any other case, within the period of 2 years beginning with the Completion Date.

6.7	Nothing in this clause 6 applies to a Claim or a claim under the Tax Covenant that arises or is delayed as a result of dishonesty or fraud, by the Sellers, their agents or advisers.
6.8	The Sellers shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or Tax Covenant up to seven years after the Completion Date.
6.9	Schedule 7 (Sellers’ Limitation of Liabilities and Conduct of Claims) shall apply in respect of Claims under this Agreement.
6.10	The Year 1 Consideration, Year 2 Consideration, Year 3 Consideration and the Consideration in Year 4 shall be paid without set off or deduction save to the extent that at the date of any such payment a Substantiated Claim for which the Sellers are or either of them is liable has not been discharged by the Sellers or such of them as is liable for such Substantiated Claim.
6.11	The Buyer confirms that it is not aware of any matter fact or circumstance which constitutes or may give rise to a Claim.
7.	Restrictions on Sellers
7.1	Each of the Sellers severally covenants with the Buyer that subject to clause 8.6 he shall not:
(a)	at any time during the period of 6 years beginning with the Completion Date, within the United Kingdom or Ireland, carry on or be employed, engaged or interested in any business which would be in competition with any part of the Business as the Business was carried on at the Completion Date; or

(b)	at any time during the period of 6 years beginning with the Completion Date, deal with any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company; or

(c)	at any time during the period of 3 years beginning with the Completion Date, canvass, solicit or otherwise seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company; or

(d)	at any time during the period of 3 years beginning with the Completion Date:

(i)	offer employment to, enter into a contract for the services of, or attempt to entice away from the Company, any individual who is at the time of the offer or attempt, and was at the Completion Date, a director, officer or employee holding an executive or managerial position with the Company; or

(ii)	procure or facilitate the making of any such offer or attempt by any other person; or
(e)	at any time after Completion, other than pursuant to his respective Service Agreement, use in the course of any business:
(i)	the word Neurologic; or

(ii)	any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company; or

(iii)	anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo; or
(f)	at any time during a period of 3 years beginning with the Completion Date, solicit or entice away from the Company any supplier to the Company who had supplied goods and/or services to the Company at any time during the 12 months immediately preceding the Completion Date, if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to the Company.
7.2	The covenants in this clause 7 are intended for the benefit of the Buyer and the Company and apply to actions carried out by the Sellers in any capacity and whether directly or indirectly, on the Sellers’ own behalf, on behalf of any other person or jointly with any other person.
7.3	Nothing in this clause 7 prevents the Sellers or any of them from holding for investment purposes only:
(a)	any units of any authorised unit trust; or

(b)	not more than 3% of any class of shares or securities of any company traded on any Stock Exchange.
7.4	Each of the covenants in this clause 7 is a separate undertaking by each Seller in relation to himself and his interests and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in this clause 7. Each of the covenants in this clause 7 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.
7.5	The consideration for the undertakings contained in this clause 7 is included in the Consideration.
7.6	Nothing in this Agreement shall prevent the Sellers or either of them from continuing to be involved and interested in any capacity (including without limitation as employee, director, shareholder or consultant) in or with the business carried on from time to time by UKM after completion (which will specifically include the sale of UKM of Radneuro products consisting of embolisation particles, detachable occlusion balloons and delivery catheters, surgical adhesive, and rotating haemostatic valves (also known as “Y Connectors”).
8.	Confidentiality and announcements
8.1	Each of the Sellers severally undertakes to the Buyer to keep confidential the terms of this agreement and all information which they have acquired about the Company and the Buyer’s Group (as such Group is constituted immediately before Completion) and the Buyer undertakes to each of the Sellers to keep confidential all information which it has acquired about the Company or UKM prior to Completion and to use such information only for the purposes contemplated by this agreement.
8.2	The Buyer undertakes to each of the Sellers to keep confidential the terms of this agreement and all information that it has acquired about that Seller and to use the information only for the purpose contemplated by this agreement.
8.3	The Buyer does not have to keep confidential or restrict its use of information about the Company after Completion.
8.4	A party does not have to keep confidential or to restrict its use of:
(a)	information that is or becomes public knowledge other than as a direct or indirect result of a breach of this agreement; or

(b)	information that it receives from a source not connected with the party to whom the duty of confidence is owed that it acquires free from any obligation of confidence to any other person.
8.5	Any party may disclose any information that it is otherwise required to keep confidential under this clause 8:

(a)	to such professional advisers, consultants and employees or officers of its Group as are reasonably necessary to advise on this agreement, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

(b)	with the written consent of all the other parties; or

(c)	with the written consent of one party, if such information relates only to that party; or

(d)	to confirm that the sale has taken place, and the date of the sale (but without otherwise revealing any other items of sale or disclosing the Consideration or making any other announcement).

(e)	to the extent that the disclosure is required:
(i)	by law; or

(ii)	by a regulatory body, Taxation Authority or securities exchange; or

(iii)	to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

(iv)	under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

(v)	to protect the disclosing party’s interest in any legal proceedings, but shall use reasonable endeavours to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it.
8.6	Each party shall supply any other party with any information about itself, its Group or this agreement as such other party may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which such other party is subject.

9.	Further assurance

The Sellers shall (at the expense of the Buyer) promptly execute and deliver all such documents, and do all such things, as the Buyer may from time to time reasonably require for the purpose of giving full effect to the provisions of this agreement.

10.	Assignment

10.1	Except as provided otherwise in this agreement, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this agreement or any document referred to in it.

10.2	Each party that has rights under this agreement is acting on its own behalf.

10.3	The Buyer may assign its rights under this agreement (or any document referred to in this agreement) but not its obligations to a member of its Group.

10.4	If there is an assignment:
(a)	the Sellers may discharge their obligations under this agreement to the assignor until they receive notice of the assignment; and

(b)	the assignee may enforce this agreement as if it were a party to it, but the Buyer shall remain liable for any obligations under this agreement.
11.	Whole agreement

11.1	This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

11.2	Nothing in this clause 11 operates to limit or exclude any liability for fraud.

11.3	The Buyer acknowledges that, in entering into this agreement , the Management Services Agreement, the Service Agreements and the Tax Deed it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty (whether of fact or of law and whether made innocently or negligently) of the Sellers or either of them or of any person other than as expressly set out in this agreement, the Management Services Agreement or the Service Agreements or the Tax Deed.

12.	Variation and waiver

12.1	Any variation of this agreement shall be in writing and signed by or on behalf of the parties.

12.2	Any waiver of any right under this agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

12.3	A party that waives a right in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

12.4	No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

12.5	No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

12.6	Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

13.	Costs

Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

14.	Notice

14.1	A notice given under this agreement:
(a)	shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

(b)	shall be sent for the attention of the person, and to the address or fax number, specified in this clause 14 (or such other address, fax number or person as each party may notify to the others in accordance with the provisions of this clause 14); and

(c)	shall be:
(i)	delivered personally; or

(ii)	sent by fax; or

(iii)	sent by pre-paid first-class post, recorded delivery or registered post; or

(iv)	(if the notice is to be served by post outside the country from which it is sent) sent by registered airmail.
14.2	Any notice to be given to or by all of the Sellers under this agreement is deemed to have been properly given if it is given to or by the Sellers’ representative named in clause 14.3. Any notice required to be given to or by some only of the Sellers shall be given to or by the Sellers concerned (and in the case of a notice to the Sellers) at their address or fax number as set out in Schedule 1.

14.3	The addresses for service of notice are:
(a)	For the Sellers

The Company: Neurologic UK Limited
(i)	Address: Albreda House, Lydgate Lane, Sheffield, South Yorkshire S10 5FH

(ii)	For the attention of: Mark Ellis or James MacKenzie
Sellers’ Solicitors: hlw Commercial Lawyers
(iii)	Address: Princess House, 122 Queen Street Sheffield S1 2DW

(iv)	For the attention of: Roger Dyson

(v)	Fax number: 0114 275 4656.
(b)	For the Buyer
Micrus Endovascular Corporation
(i)	Address: 610 Palomar Avenue, Sunnyvale CA 94085, United States

(ii)	For the attention of: Robert Stern

(iii)	Fax number: 001 408 830 5912
Buyer’s Solicitors: Orrick, Herrington & Sutcliffe
(iv)	Address: Tower 42, 25 Old Broad Street, London EC2N 1HQ

(v)	For the attention of: Dean Poster

(vi)	Fax number: +44 (0)20 7422 4601
14.4	A notice is deemed to have been received:
(a)	if delivered personally, at the time of delivery; or

(b)	in the case of fax, at the time of transmission; or

(c)	in the case of pre-paid first class post, recorded delivery or registered post, 48 hours from the date of posting; or

(d)	in the case of registered airmail, five days from the date of posting; or

(e)	if deemed receipt under the previous paragraphs of this clause 14.4 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.
14.5	To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

15.	Interest on late payment

15.1	Where a sum is required to be paid under this agreement (other than under the Tax Covenant) but is not paid before or on the date the parties agreed, the party due to pay the sum shall also pay an amount equal to interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment).

15.2	The rate of interest shall be 3% per annum above the base lending rate for the time being of Barclays Bank plc. Interest shall accrue on a daily basis and be compounded quarterly.

16.	Severance

16.1	If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

16.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

17.	Agreement survives completion

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

18.	Third party rights

18.1	Subject to clause 18.2, this agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

18.2	The following provisions are intended to benefit permitted assignees under clause 10 and, where they are identified in the relevant clauses, the Company and shall be enforceable by them to the fullest extent permitted by law:
(a)	clause 5 (Warranties) and Schedule 4 (Warranties), subject to clause 6 (Limitations on claims);

(b)	clause 7 (Restrictions on sellers);

(c)	clause 8 (Confidentiality and announcements); and

(d)	clause 15 (Interest on late payment).

18.3	Each of the parties represents to the others that their respective rights to agree any amendment, variation, waiver or settlement under this agreement are not subject to the consent of any person that is not a party to this agreement.

19.	Successors

The rights and obligations of the Sellers and the Buyer under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

20.	Counterparts

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

21.	Language

If this agreement is translated into any language other than English, the English language text shall prevail.

22.	Governing law and jurisdiction

22.1	This agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England.

22.2	The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement.

23.	GUARANTEES GIVEN FOR THE BENEFIT OF THE COMPANY

23.1	The Buyer shall use its reasonable endeavours to procure that any guarantee (“Guarantee”) given by UKM to National Westminster Bank plc (“the Bank”) in respect of the liabilities of the Company to the Bank, shall be released and discharged within 90 days of Completion.

23.2	The Buyer shall indemnify UKM in respect of all claims, losses, payments, costs, expenses and all other liabilities suffered or incurred by UKM pursuant to the Guarantee at any time after Completion.
This agreement has been entered into on the date stated at the beginning of it.

Schedule 1 Particulars of Sellers
Part 1. Particulars of Sellers and apportionment of Consideration

	Number of	Proportion of
Seller’s name and address	Sale Shares	Consideration
1. Mark Ellis: The Hollies, The Street, Assington, Sudbury, Suffolk C010 5LJ	50	50%

2. James MacKenzie:	50	50%
7 Stone Delf, Fulwood, Sheffield S10
3QX

Schedule 2 Particulars of the Company

Name:	NEUROLOGIC UK Limited
Company’s registration number:	04014885

Registered office:	Albreda House, Lydgate Lane, Sheffield, South Yorkshire S10 5FH

Authorised share capital	Amount: £2,000 Divided into: 1000 Ordinary Shares of £1 each and 1,000 ‘B’ Ordinary Shares of £1 each

Issued share capital	Amount: £100 Divided into: 100 shares

Registered shareholders:	Mark Ellis 50 Ordinary Shares James MacKenzie 50 Ordinary Shares

Directors:	Mark Ellis and James MacKenzie

Secretary:	Allan Eric Guest

Schedule 3 Completion
Part 1. What the Sellers shall deliver to the Buyer at Completion
1.	At Completion, the Sellers shall deliver to the Buyer the documents and evidence set out in this Part 1:
(a)	transfers of the Sale Shares executed by the registered holders in favour of the Buyer or its nominees;

(b)	the share certificates for the Sale Shares in the names of the registered holders or an indemnity in the agreed form for any lost certificates;

(c)	the waivers, consents and other documents required to enable the Buyer and its nominees to be registered as the holders of the Sale Shares;

(d)	an irrevocable power of attorney in agreed form given by the Sellers in favour of the Buyer or its nominees to enable the beneficiary (or its proxies) to exercise all voting and other rights attaching to the Sale Shares before the transfer of the Sale Shares is registered in the register of members;

(e)	the original of any power of attorney under which any document to be delivered to the Buyer under this paragraph 1 has been executed;

(f)	the statutory registers and minute books (written up to the time of Completion) of the Company, the common seal, certificate of incorporation and any certificates of incorporation on change of name;

(g)	the written resignation, executed as a deed and in the agreed form, of all of the directors and secretaries of the Company from their offices and employment with the Company;

(h)	the written resignation of the auditors of the Company accompanied by:
(i)	a statement that there are no circumstances connected with the auditors’ resignation which should be brought to the notice of the members or creditors of the Company; and

(ii)	a written assurance that the resignation and statement have been, or will be, deposited at the registered office of the Company in accordance with section 394 of the Companies Act 1985;
(i)	signed copy of a special resolution of the Company, in a form appropriate for filing at Companies House to change the name of the Company to Micrus Endovascular UK Limited immediately after Completion;

(j)	a certified copy of the minutes of the board meetings held pursuant to Part 2 of this Schedule 3;

(k)	in relation to the Company:
(i)	statements from each bank at which the Company has an account, giving the balance of each account at the close of business on the last Business Day before Completion;

(ii)	all cheque books in current use and written confirmation that no cheques have been written since those statements were prepared;

(iii)	details of the Company’s cash book balances; and

(iv)	reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered.
Part 2. Matters for the Board Meeting at Completion
1.	The Sellers shall cause a board meeting of the Company to be held at Completion at which the matters set out in this Part 2 of this Schedule 3 shall take place.

2.	A resolution to register the transfer of the Sale Shares shall be passed at such board meeting of the Company, subject to the transfers being stamped at the cost of the Buyer.

3.	All directors, secretaries and auditors of the Company shall resign from their offices with the Company with effect from the end of the relevant board meeting.

4.	The Service Agreements shall be entered into between each of the Sellers and the Company.

5.	The Management Services Agreement shall be entered into by the Company.

6.	The persons the Buyer nominates shall be appointed as directors and secretary of the Company (but not exceeding any maximum number of directors contained in the Company’s articles of association). The appointments shall take effect at the end of the board meeting.

7.	PricewaterhouseCoopers LLP shall be appointed as the new auditors of the Company.

8.	All the existing instructions and authorities to bankers shall be revoked and replaced with new instructions and authorities to those banks in the form the Buyer requires.

9.	The address of the registered office of the Company shall be changed to the address required by the Buyer.

10.	The accounting reference date of the Company shall be changed to the date required by the Buyer.

Schedule 4 Warranties
Part 1. General warranties
1.	Power to sell the shares

1.1	The Sellers have all requisite power and authority to enter into and perform this agreement and the other documents referred to in it.

1.2	This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Sellers in the terms of the agreement and such other documents.

1.3	Compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:
(a)	any agreement or instrument to which any of the Sellers is a party or by which any of them is bound; or

(b)	any order, judgment, decree or other restriction applicable to any of the Sellers.
2.	Shares in the company

2.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

2.2	The Sellers are the legal and beneficial owners of the Sale Shares.

2.3	The Sale Shares are free from all Encumbrances.

2.4	No right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company.

2.5	No commitment has been given to create an Encumbrance affecting the Sale Shares (or any unissued shares or debentures or other unissued securities of the Company) or for any of them to issue any share capital and no person has claimed any rights in connection with any of those things.

2.6	The Company:

(a)	does not hold or beneficially own, or has agreed to acquire, any securities of any corporation; or

(b)	is not nor has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

(c)	has not, outside its country of incorporation, any branch or permanent establishment; or

(d)	has not allotted or issued any securities that are convertible into shares; or

(e)	has not, and has never had any Subsidiaries.
2.7	The Company has not at any time:
(a)	purchased, redeemed or repaid any of its own share capital; or

(b)	given any financial assistance in connection with any acquisition of its share capital as it would fall within sections 151 to 158 (inclusive) of the Companies Acts.
2.8	All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its memorandum, articles of association, the applicable provisions of the Companies Acts and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3.	Constitutional and corporate documents

3.1	The copies of the memorandum and articles of association or other constitutional and corporate documents of the Company Disclosed to the Buyer or its advisers are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the law applicable are annexed or incorporated.

3.2	All statutory books and registers of the Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.3	All returns, particulars, resolutions and other documents which the Company is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered.

4.	Information

4.1	All information contained in the Disclosure Letter is in all respects complete, accurate and not misleading.

4.2	The particulars relating to the Company in this agreement are accurate and not misleading.

5.	Compliance with laws

So far as the Sellers are aware the Company has at all times conducted its business in accordance with all applicable laws and regulations.

6.	Licences and consents

6.1	The Company has all necessary licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting.

6.2	The Sellers are not aware of any reason why any of those licences, consents, permits and authorities should be suspended, cancelled, revoked or not renewed on the same terms.

7.	Insurance

7.1	The insurance policies maintained by or on behalf of the Company provide full indemnity cover against all losses and liabilities including business interruption and other risks that are normally insured against by a person carrying on the same type of business as the Company.

7.2	The particulars of those policies set out in the Disclosure Letter are accurate and not misleading.

7.3	There are no material outstanding claims under, or in respect of the validity of, any of those policies and so far as the Sellers are aware, there are no circumstances likely to give rise to any claim under any of those policies.

7.4	All the insurance policies are in full force and effect, are not void or voidable, nothing has been done or not done to the Sellers’ knowledge which could make any of them void or voidable and Completion will not terminate, or entitle any insurer to terminate, any such policy.

8.	Power of attorney

8.1	There are no powers of attorney in force given by the Company.

8.2	No person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company’s business.

8.3	The Disclosure Letter sets out details of all persons who have authority to bind the Company in the ordinary course of business.

9.	Disputes and investigations

9.1	Neither the Company nor its directors nor any person for whom the Company is vicariously liable:
(a)	is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); or

(b)	is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.
9.2	No such proceedings, investigation or inquiry as are mentioned in paragraph 9.1 of this Schedule 4 have been threatened or are pending and so far as the Sellers are aware there are no circumstances likely to give rise to any such proceedings.

9.3	The Company is not affected by any existing or pending judgments or rulings and have not given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.

10.	Customers and suppliers

10.1	In the 12 months ending with the date of this agreement, the business of the Company has not been materially affected in an adverse manner as a result of any one or more of the following things happening to the Company:
(a)	the loss of any of its customers or suppliers; or

(b)	a reduction in trade with its customers; or

(c)	a change in the terms on which it trades with any of its customers.
10.2	So far as the Sellers are aware no one or more of the things mentioned in paragraph 10.1 of this Schedule 4 is likely to happen to the extent that the business of the Company or the business of any of its Subsidiaries will be materially affected in an adverse manner.

11.	Contracts

11.1	The definition in this paragraph applies in this agreement.

Material Contract: an agreement or arrangement to which the Company is a party or is bound by and which is of material importance to the business, profits or assets of the Company.

11.2	Except for the agreements and arrangements Disclosed, the Company is not a party to or subject to any agreement or arrangement which:
(a)	is a Material Contract; or

(b)	is of an unusual or exceptional nature; or

(c)	is not in the ordinary and usual course of business of the Company; or

(d)	may be terminated as a result of any Change of Control of the Company; or

(e)	restricts the freedom of the Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(f)	involves agency or distributorship; or

(g)	involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

(h)	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into; or

(i)	cannot be readily fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort; or

(j)	requires the Company to pay any commission, finders’ fee, royalty or the like; or

(k)	is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or

(l)	is not on arm’s length terms.
11.3	Each Material Contract is in full force and effect and binding on the parties to it. The Company has not defaulted under or breached a Material Contract and:
(a)	no other party to a Material Contract has defaulted under or breached such a contract; and

(b)	no such default or breach by the Company or any other party is likely or has been threatened.
11.4	No notice of termination of a Material Contract has been received or served by the Company and so far as the Sellers are aware there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.
12.	Transactions with sellers

12.1	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following:
(a)	any of the Sellers or any person Connected with any of the Sellers; or

(b)	any director of a member of the Company’s Group; or

(c)	any person Connected with such a member or director.
12.2	None of the Sellers nor any person Connected with any of the Sellers is entitled to a claim of any nature against the Company or has assigned to any person the benefit of a claim against the Company or any of those Subsidiaries to which the Seller or a Connected person would otherwise be entitled.
13.	Finance and guarantees
13.1	Full particulars of all money borrowed by the Company (including full particulars of the terms on which such money has been borrowed) have been Disclosed.
13.2	No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company or any third party in respect of borrowings or other obligations of the Company or its Subsidiaries.
13.3	The Company has no outstanding loan capital, nor has it lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of business.

13.4	The Company has not:
(a)	factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

(b)	waived any right of set-off it may have against any third party.
13.5	So far as the Sellers are aware all debts (less any provision for bad and doubtful debts) owing to the Company reflected in the Accounts and all debts subsequently recorded in the books of the Company have either prior to the date of this agreement been realised or will, within three months after the date of this agreement, realise in cash their full amount as included in those Accounts or books and none of those debts nor any part of them has been outstanding for more than two months from its due date for payment.
13.6	The Company has not given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.
13.7	Particulars of the balances of all the bank accounts of the Company, showing the position as at the day immediately preceding the date of this agreement, have been Disclosed and the Company have no other bank accounts. Since those particulars were given, there have been no payments out of those accounts other than routine payments in the ordinary course of business.
13.8	A Change of Control of the Company will not result in:
(a)	the lawful termination of or so far as the Sellers are aware, have a material effect on any financial agreement or arrangement to which the Company is a party or subject; or

(b)	any indebtedness of the Company becoming due, or capable of being declared due and payable, prior to its stated maturity.
14.	Insolvency

14.1	The Company is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the company concerned; nor has it stopped paying its debts as they fall due.

15.	Assets

15.1	The Company is the full legal and beneficial owner of, and has good and marketable title to, all the assets included in the Accounts, and any assets acquired since the Accounts Date, except for those disposed of since the Accounts Date in the normal course of business.

15.2	None of the assets shown in the Accounts or used by the Company is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

15.3	The Company is in possession and control of all the assets included in the Accounts and those acquired since the Accounts Date, except for those

Disclosed as being in the possession of a third party in the normal course of business.

16.	Condition of stock in trade

16.1	The stock-in-trade of the Company is not excessive and is adequate in relation to the current trading requirements of the Company and none of the stock is obsolete, slow moving, unusable or unmarketable or includes returned goods.

17.	Data protection

17.1	The Company has notified registrable particulars under the Data Protection Act 1998 of all personal data held by them and:
(a)	have renewed such notifications and have notified any changes occurring in between such notifications as required by that Act;

(b)	have paid all fees payable in respect of such notifications;

(c)	the contents of such notifications (copies of which are attached to the Disclosure Letter) are complete and accurate; and

(d)	there has been no unauthorised disclosure of personal data outside the terms of such notifications.
18.	Employment

18.1	The definitions in this paragraph apply in this agreement.

Employment Legislation: legislation applying in England and Wales affecting contractual and other relations between employers and their employees or workers, including but not limited to any legislation and any amendment, extension or re-enactment of such legislation and any claim arising under European treaty provisions or directives enforceable against the Company by any Employee or Worker.

Employee: any person employed by the Company under a contract of employment.

Worker: any person who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

18.2	The name of each person who is a Director is set out in Schedule 2.

18.3	The Disclosure Letter includes details of all Employees and Workers of the Company, the particulars of each Employee and Worker and the principal terms of their contract including:

(a)	their remuneration (including any benefits and privileges provided or which the Company is bound to provide to them or their dependants, whether now or in the future);

(b)	the commencement date of each contract and, if an Employee, the date on which their continuous service began;

(c)	the length of notice necessary to terminate each contract, or if a fixed term, the expiry date of the fixed term and details of any previous renewals;

(d)	the type of contract (whether full or part-time or other);

(e)	date of birth.
18.4	No notice to terminate the contract of employment of any Employee of the Company (whether given by the relevant employer or by the Employee) is so far as the sellers are aware pending, outstanding or threatened and no dispute under any Employment Legislation or otherwise is outstanding.

18.5	No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

18.6	The Company has not incurred any liability for failure to provide information or to consult with Employees under any Employment Legislation.

18.7	There are no sums owing to or from any Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

18.8	The Disclosure Letter includes true, complete and accurate:
•	anonymised copies of all contracts, handbooks, policies and other documents which apply to the Employees;

•	copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any such unwritten agreements or arrangements which may affect any Employee.
19.	Property

19.1	The Company does not and has never owned, used or occupied any land or buildings other than under an informal licence from UKM the Company has no right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings.

20.	Accounts

20.1	The Accounts have been prepared in accordance with the Companies Acts and with accounting standards, policies, principles and practices generally accepted in the UK.

20.2	The Accounts have been audited by an auditor or firm of accountants qualified to act as auditors in the UK and the auditors’ report(s) required to be annexed to the Accounts is unqualified.

20.3	The Accounts (in accordance with standards, policies, principles and practices in paragraph 20.1):
(a)	make proper and adequate provision or reserve in all material aspects for all bad and doubtful debts, obsolete or slow-moving stocks and for depreciation on fixed assets;

(b)	do not materially overstate the value of current or fixed assets; and

(c)	do not materially understate any liabilities (whether actual or contingent).
20.4	The Accounts show a true and fair view of financial position and affairs of the Company as at the Accounts Date.
20.5	The Accounts contain either provision adequate to cover, or full particulars in notes of, all Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of the Company as at the Accounts Date which are required to be provided for or noted in accordance with the standards, policies, principles and policies in 20.1).
20.6	The Accounts are not affected by any unusual or non-recurring items or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.
20.7	The Accounts have been filed and laid before the Company in general meeting in accordance with the requirements of the Companies Acts.
20.8	The Accounts have been prepared on a basis consistent with the audited accounts of the Company for the two prior accounting periods without any change in accounting policies used.

20.9	The Management Accounts have been prepared on a basis consistent with that employed in preparing the Accounts and fairly represent the income and expenditure of the Company as at and to the date for which they have been prepared.
20.10	The sales of the Company in the period of 12 months ending on 31 May 2005 (excluding commissions received, and value added tax, amounted to a sum of £2,586,114.
21.	Financial and other records
21.1	All financial and other records of the Company:
(a)	have been properly prepared and maintained in all material respects;

(b)	constitute an accurate record of all matters required by law to appear in them;

(c)	do not contain any material inaccuracies or discrepancies; and

(d)	are in the possession of the Company.
21.2	No notice has been received or allegation made that any of those records are incorrect or should be rectified.
21.3	All statutory records, including accounting records, required to be kept or filed by the Company have been properly kept or filed and comply with the requirements of the Companies Acts.

21.4	All deeds and documents belonging to the Company are in the possession of the Company.

22.	Changes since accounts date

Since the Accounts Date:
(a)	the Company has conducted its business in the normal course and as a going concern;

(b)	there has been no material adverse change in the turnover or financial position of the Company;

(c)	the Company has not issued or agreed to issue any share or loan capital;

(d)	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

(e)	the Company has not borrowed or raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by the Company in excess of £5,000 and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item by the Company in excess of £5,000;

(f)	none of the stock in trade reflected in the Accounts has realised an amount less than the value placed in it in the Accounts; and

(g)	the Company has not offered price reductions or discounts or allowances on sales of stock in trade, or sold stock in trade at less than cost price.
23.	Effect of sale on sale shares

Neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this agreement will:
(a)	cause the Company lawfully to lose the benefit of any right or privilege it presently enjoys as of right; or

(b)	relieve any person of any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any right in respect of the Company; or

(c)	give rise to, or cause to become exercisable, any right of pre-emption over the Sale Shares; or

(d)	entitle any person to receive from the Company any finder’s fee, brokerage or other commission in connection with the purchase of the Sale Shares by the Buyer; or

(e)	result in any customer or supplier being entitled to cease dealing with the Company or to reduce substantially its existing level of business or to change the terms on which it deals with the Company; or

(f)	so far as the Sellers are aware, result in any officer or senior Employee leaving the Company; or

(g)	result in a breach of contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition; or

(h)	result in the loss or impairment of or any default under any licence, authorisation or consent required by the Company for the purposes of its business; or

(i)	the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company; or

(j)	any present or future indebtedness of the Company becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of the Company being withdrawn.

(k)	entitle any person to acquire, or affect the entitlement of any person to acquire shares in the Company.
24.	Retirement benefits

24.1	The Company has no Pension Scheme in existence.
Part 2. Tax warranties
25.	General
25.1	All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were punctually submitted, were accurate and complete when supplied and remain accurate and complete in all material respects and none of the above is, or is likely to be, the subject of any material dispute with any Taxation Authority.
25.2	All Taxation (whether of the United Kingdom or elsewhere) for which the Company is or has been liable or is liable to account for has been duly paid (insofar as such Taxation ought to have been paid).
25.3	The Company has not made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of any current or preceding accounting periods and is not under any obligation to do so.
25.4	The Company has not paid within the past seven years ending on the date of this agreement any penalty, fine, surcharge or interest charged by virtue of the provisions of the TMA 1970 or any other Taxation Statute.
25.5	The Company has not within the past 12 months been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority and the Seller is not aware of any circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months.
25.6	The amount of Taxation chargeable on the Company during any accounting period ending on or within the six years before Completion has not, to any material extent, depended on any concession, agreements or other formal or informal arrangement with any Taxation Authority.
25.7	All transactions in respect of which any clearance or consent was required from any Tax Authority have been entered into by the Company after such consent or clearance has been properly obtained, any application for such clearance or consent has been made on the basis of full and accurate disclosure of all relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.
25.8	The Company has duly submitted all claims, disclaimers and elections the making of which has been assumed for the purposes of the Accounts and none of such claims, disclaimers or elections are likely to be disputed or withdrawn.
25.9	The Disclosure Letter contains full particulars of all matters relating to Taxation in respect of which the Company is or at Completion will be entitled to:
(a)	make any claim (including a supplementary claim), disclaimer or election for relief under any Taxation Statute or provision; and/or

(b)	appeal against any assessment or determination relating to Taxation; and/or

(c)	apply for a postponement of Taxation.
25.10	The Company is not and will not become liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation relating to an Event prior to Completion of any other person where that other person fails to discharge liability to Taxation to which he is or may be primarily liable.
25.11	The Company has sufficient records to determine the tax consequence which would arise on any disposal or realisation of any asset owned at the Accounts Date or acquired since that date but prior to Completion.

26.	Chargeable gains

The book value shown or adopted for the purposes of the Accounts as the value of each of the assets of the Company on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible under section 38 of TCGA 1992.

27.	Capital allowances
27.1	No balancing charge under the CAA 2001 (or any other legislation relating to capital allowances) would be made on the Company on the disposal of any pool of assets (that is, all those assets whose expenditure would be taken into account in computing whether a balancing charge would arise on a disposal of any other of those assets) or of any asset not in such a pool, on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the Accounts for the assets in the pool or (as the case may be) for the asset.
27.2	No event has occurred since the Accounts Date (otherwise than in the ordinary course of business) whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account by the Company under the CAA 2001 (or any other legislation relating to capital allowances).
28.	Distributions
28.1	No distribution or deemed distribution within the meaning of sections 209, 210 or 211 of ICTA 1988 has been made (or will be deemed to have been made) by the Company after 5 April 1965 except dividends shown in their audited accounts and neither the Company nor any Subsidiary is bound to make any such distribution.
28.2	No rents, interest, annual payments or other sums of an income nature paid or payable by the Company or which the Company is under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax.
28.3	The Company has not within the period of seven years preceding Completion been engaged in, nor been a party to, any of the transactions set out in sections 213 to 218 (inclusive) of ICTA 1988, nor has it made or received a chargeable payment as defined in section 218(1) of ICTA 1988.
29.	Loan relationships

All interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of section 81 of the Finance Act 1996) are eligible to be brought into account by the Company as a debit for the purposes of Chapter II of Part IV of the Finance Act 1996 at the time and to the extent that such debits are recognised in the statutory accounts of the Company.
30.	Close companies

30.1	The Company has not in any accounting period beginning after 31 March 1989 been a close investment-holding company as defined in section 13A of ICTA 1988.
30.2	No distribution within section 418 of ICTA 1988 has been made by the Company during the last six years ending at the Accounts Date, nor have such distributions been made between the Accounts Date and Completion.
30.3	Any loans or advances made or agreed to be made by the Company within sections 419 and 420 or 422 of ICTA 1988 have been disclosed in the Disclosure Letter and the Company has not released or written off or agreed to release or write off the whole or any part of any such loans or advances.
31.	Group relief

Except as provided in the Accounts, neither the Company nor any Subsidiary is or will be obliged to make or be entitled to receive any payment for group relief as defined in section 402(6) of ICTA 1988 in respect of any period ending on or before the Accounts Date, or any payment for the surrender of the benefit of an amount of advance corporation tax or any repayment of such a payment.
32.	Groups of companies
32.1	The Company has not entered or agreed to enter into an election pursuant to section 171A of TCGA 1992 or paragraph 66 of Schedule 29 to the Finance Act 2002.
32.2	The execution or completion of this agreement or any other event since the Accounts Date will not result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company for Taxation purposes pursuant to section 179 of TCGA 1992, paragraphs 58 or 60 of Schedule 29 to the Finance Act 2002 or as a result of any other Event (as defined in the Tax Covenant) since the Accounts Date.
32.3	The Company has never been party to any arrangements pursuant to section 36 of the Finance Act 1998 (group payment arrangements).
32.4	The Company has not been, and is not, required by Schedule 28AA of ICTA 1988 to compute its profits or losses as if an arm’s length provision had been made instead of any actual provision.
33.	Intangible assets

For the purposes of this paragraph 9, references to intangible fixed assets mean intangible fixed assets and goodwill within the meaning of Schedule 29 to the Finance Act 2002 to which the provisions of that Schedule apply and references to an intangible fixed asset shall be construed accordingly.
33.1	The Disclosure Letter sets out the amount of expenditure on each of the intangible fixed assets of the Company and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company. No circumstances have arisen since the Accounts Date by reason of which that basis might change.
33.2	No claims or elections have been made by the Company under Part 7 of, or paragraph 86 of Schedule 29 to, the Finance Act 2002 in respect of any intangible fixed asset of the Company.

33.3	Since the Accounts Date:
(a)	the Company does not own an asset which has ceased to be a chargeable intangible asset in the circumstances described in paragraph 108 of Schedule 29 to the Finance Act 2002;

(b)	the Company has not realised or acquired an intangible fixed asset for the purposes of Schedule 29 to the Finance Act 2002; and

(c)	no circumstances have arisen which have required, or will require, a credit to be brought into account by the Company on a revaluation of an intangible fixed asset.
34.	Company residence and overseas interests
34.1	The Company has within the past seven years been resident in the United Kingdom for corporation tax purposes and has not at any time in the past seven years been treated for the purposes of any double taxation arrangements having effect by virtue of section 249 of the Finance Act 1994, section 788 of ICTA 1988 or for any other tax purpose as resident in any other jurisdiction.
34.2	The Company has not without the prior written consent of HM Treasury caused, permitted or entered into any of the transactions specified in section 765 of ICTA 1988 (migration of companies).
34.3	The Company does not hold shares in a company which is not resident in the United Kingdom and which would be a close company if it were resident in the United Kingdom in circumstances such that a chargeable gain accruing to the company not resident in the United Kingdom could be apportioned to the Company pursuant to section 13 of TCGA 1992.

34.4	The Company is not holding or has held in the past seven years any interest in a controlled foreign company within section 747 of ICTA 1988, and has no material interest in an offshore fund as defined in section 759 of ICTA 1988.
34.5	The Company has no permanent establishment outside the UK.
35.	Anti-avoidance
35.1	All transactions or arrangements made by the Company have been made on fully arm’s length terms and there are no circumstances in which section 770A of, or Schedule 28AA to, ICTA 1988 or any other rule or provision could apply causing any Taxation Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Taxation purposes.
35.2	The Company has not at any time been a party to or otherwise involved in a transaction or series of transactions in relation to which advisers considered that there was a risk that the Company could be liable to taxation as a result of the principles in W.T Ramsey Limited v IRC (54 TC 101) or Furniss v Dawson (55 TC 324), as developed in subsequent cases.
36.	Inheritance tax
36.1	The Company has not made any transfer of value within sections 94 and 202 of the IHTA 1984, nor has it received any value such that liability might arise under section 199 of the IHTA 1984, nor has it been a party to associated operations in relation to a transfer of value as defined by section 268 of the IHTA 1984.
36.2	There is no unsatisfied liability to inheritance tax attached to or attributable to the Sale Shares or any asset of the Company and it is not subject to any Inland Revenue charge as mentioned in section 237 and 238 of the IHTA 1984.
36.3	No asset owned by the Company, nor the Sale Shares are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of the IHTA 1984.
37.	VAT
37.1	The Company is a taxable person and is duly registered for the purposes of VAT with quarterly prescribed accounting periods, such registration not being pursuant to paragraph 2 of Schedule 1 to the VATA 1994 or subject to any conditions imposed by or agreed with HM Customs & Excise and the Company is not (nor are there any circumstances by virtue of which it may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.
37.2	The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT.
37.3	All supplies made by the Company are taxable supplies and neither the Company has been or will be denied full credit for all input tax by reason of the operation of sections 25 and 26 of the VATA 1994 and regulations made thereunder or for any other reasons and no VAT paid or payable by the Company is not input tax as defined in section 24 of the VATA 1994 and regulations made thereunder.
37.4	The Company is not nor has been for VAT purposes a member of any group of companies and no act or transaction has been effected in consequence whereof the Company is or may be held liable for any VAT arising from supplies made by another company and no direction has been given nor will be given by HM Customs & Excise under Schedule 9A to the VATA 1994 as a result of which the Company would be treated for the purposes of VAT as a member of a group.
37.5	For the purposes of paragraph 3(7) of Schedule 10 to the VATA 1994, the Company or any relevant associates of such companies (within the meaning of paragraph 3(7) of Schedule 10 to the VATA 1994) has exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10 to the VATA 1994) only in respect of those Properties listed (as having been the subject of such an election) in the Disclosure Letter and:
(a)	all things necessary for the election to have effect have been done and in particular any notification and information required by paragraph 3(6) of Schedule 10 to the VATA 1994 has been given and any permission required by paragraph 3(9) of Schedule 10 to the VATA 1994 has been properly obtained; and

(b)	no election has or will be disapplied or rendered ineffective by virtue of the application of the provisions of paragraph 2(3AA) of Schedule 10 to the VATA 1994.
37.6	The Company does not own nor has at any time within the period of ten years preceding the date hereof owned any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.
37.7	The Company has not made any claim for bad debt relief under section 36 of the VATA 1994 and there are no existing circumstances by virtue of which any refund of VAT obtained or claimed may be required to be repaid or there could be a claw back of input VAT from the Company under section 36(4) of the VATA 1994.
38.	Stamp duty and stamp duty land tax
38.1	Any document that may be necessary or desirable in proving the title of the Company to any asset which is owned by the Company at Completion or any document which the Company may wish to enforce or produce in evidence is duly stamped for stamp duty purposes.
38.2	Neither entering into this agreement nor Completion will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company.
38.3	The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48, Finance Act 2003) acquired or held by the Company before Completion in respect of which the Sellers are aware or ought reasonably to be aware that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Completion.

Schedule 5 Completion accounts
Part 1. General
1.	Definitions

The definitions in this paragraph apply in this agreement.

Accounting Policies: the accounting principles, practices, policies and procedures set out in Paragraph 3 of Part 1 of this Schedule.

Buyer’s Accountants: PricewaterhouseCoopers LLP of 1 East Parade, Sheffield S1 2ET.

Completion Accounts: the balance sheet of the Company as at the close of business on the Completion Date and stating the amount of the Completion Net Assets prepared in accordance with and subject to the provisions of this Schedule.

Completion Net Assets: the aggregate of the amount of the issued share capital of the Company and the amount of the capital and revenue reserves of the Company as shown in the Completion Accounts.

Completion Period: the period commencing on the day after the Accounts Date up to and including the Completion Date.

Draft Completion Accounts: a draft of the Completion Accounts prepared in accordance with the requirements of this Schedule.

FRSSE 2002: generally accepted accounting principles applied in the UK, incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board Limited, in each case as in force at the date of this agreement.

Seller’s Accountants: McBoyle & Co of Omega Court, 370 Cemetary Road Sheffield S11 8FT.

2.	Preparation of completion accounts

2.1	The Sellers shall use their reasonable endeavours to procure that the Sellers’ Accountants prepare the Draft Completion Accounts as soon as reasonably practical after the Completion Date and in any event not later than 30 days thereafter.

2.2	The Buyer shall give such assistance and access to information as the Sellers’ Accountants may reasonably require to enable them to prepare the Draft Completion Accounts within the period referred to in paragraph 2.1.

2.3	Subject to the preparation of the Draft Completion Accounts in accordance with paragraph 2.1, the Sellers shall deliver a copy of the Draft Completion Accounts to the Buyer no later than 30 days after the Completion Date.

2.4	The Buyer’s Accountants shall then audit the Completion Accounts within 45 days of receipt of such Draft Completion Accounts from the Sellers and deliver the audited Completion Accounts to the Buyer.

2.5	The Buyer shall then deliver the audited Completion Accounts to the Sellers for their approval.

2.6	Unless within 21 days after receipt by them of the audited Completion Accounts, the Seller’s Accountants notify the Buyer in writing of any disagreement or difference of opinion relating to the Completion Accounts (a “Notice of Disagreement”), the parties shall be deemed to have accepted such accounts as accurate and such accounts shall be final and binding on them.

2.7	If within the period of 21 days referred to in paragraph 2.6, the Seller’s Accountants deliver a Notice of Disagreement but the Buyer and the Sellers are able to resolve such disagreement or difference of opinion within 21 days of the Notice of Disagreement, the parties shall be deemed to have accepted such accounts (with such amendments, if any, as shall have been agreed between the Sellers and the Buyer) as accurate and such accounts shall be final and binding on them.

2.8	If the parties are unable to reach agreement within 21 days of the delivery of the Notice of Disagreement, the disagreement shall be referred to the decision of an independent chartered accountant (the “Independent Accountant”) to be appointed (in default of nomination by agreement between the Sellers and the Buyer within 7 days of expiry of the 21 day period following the delivery of the Notice of Disagreement) by the President for the time being of the Institute of Chartered Accountants in England and Wales.

2.9	The Independent Accountant shall act as an expert and not as an arbitrator, the Arbitration Act 1996 shall not apply and his decision shall (in the absence of manifest error) be final and binding on the Sellers and the Buyer for all purposes of this Agreement. The costs of the Independent Accountant shall be apportioned between the Sellers and the Buyer as the Independent Account shall in its absolute discretion direct or in default of such direction as to one-half by the Sellers and as to the other half by the Buyer but each party shall be responsible for its own costs of presenting its case to the Independent Accountant.

2.10	Each party shall, with reasonable promptness, supply each other and the Independent Accountant (if so required) with all information and give each other access to all documentation, including the Sellers working papers, and personnel as each other reasonably requires to make a submission under this paragraph 2.

2.11	Save as provided in paragraph 2.9, the Buyer and the Sellers shall bear and pay their own costs incurred in connection with the preparation and agreement of the Draft Completion Accounts and Completion Accounts.

3.	Basis of computation

3.1	The Completion Accounts shall be prepared on a basis consistent with the principles, practices, policies and procedures applied in the Accounts and in the absence of any such principles, practices, policies and procedures in accordance with UK GAAP and FRSSE 2002 subject in each case to the Accounting Policies.

3.2	All debts owing to the Company which as at the Completion Date are more than 90 days old and which remain unpaid on the date upon which the Completion Accounts are agreed or determined, shall be fully provided for in the Completion Accounts (“Provided Debts”).
Part 2 Adjustment of Initial Consideration/Payments of UKM Loan Accounts
1.	Adjustment of the Initial Consideration

1.1	In the event that the Completion Net Assets are less than £1, the Initial Consideration shall be reduced by such shortfall.

1.2	In the event that the Completion Net Assets exceed £1, the Initial Consideration shall be increased by such excess.

1.3	Any payment or repayment to be made under paragraph 1.1 or 1.2 shall be made:
(a)	if to the Sellers, in the same manner as payments made under clause 3.1; and

(b)	if to the Buyer, by telegraphic transfer to an account notified by the Buyer to the Sellers not later than five Business Days following the date on which the Completion Accounts are agreed or determined.

2.	Payment of UKM Loan Account

2.1	The Buyer shall procure that the UKM Loan Account is discharged in full within 7 days of the date upon which the Completion Accounts are agreed or determined in accordance with this Schedule 5.

3.	Provided Debts

3.1	The Buyer shall procure that the Company uses its reasonable commercial endeavours to collect the Provided Debts, as defined in paragraph 3.2 Part 1 above. The Sellers will use their reasonable endeavours to assist the Company to collect the Provided Debts.

3.2	The Buyer shall pay to the Sellers (by way of additional Consideration) a sum equal to the amount of all sums received by the Company in respect of the Provided Debts, such payments to be made on the last day of each calendar month in respect of Provided Debts paid in that month.

Schedule 6 Calculation and Payment of Year 1 Consideration, Year 2
Consideration, Year 3 Consideration and Consideration in Year 4
1.	Interpretation
In this Schedule the following words and phrases shall have the following meanings:-
Buyers Accountants: PriceWaterhouseCoopers of 1 East Parade, Sheffield S1 1ET

Consideration Period: the First Consideration Period or the Second Consideration Period or the Third Consideration Period or the Fourth Consideration Period as the case may be.

First Consideration Period: the period from 1 June 2005 to 31 March 2006;

Fourth Consideration Period: the period from 1 April 2008 to 31 May 2008.

Products: all products sold by Micrus from time to time;

Relevant Event: the first of the following to occur:-
a)	Change of Control of the Buyer;

b)	Change of Control of the Company;

c)	Sale or disposal by the Buyer of all or a substantial part of it assets and undertakings;

d)	Sale or disposal by the Buyer (whether by share sale or asset sales of the part of the Buyer’s group of which the Company forms part at any time after completion;

e)	Breach by the Buyer of the provisions of paragraph 5 of this Schedule 6;

f)	a liquidator, administrator, administrative receiver or receiver being appointed in respect of the Buyer or the whole or any part of the assets and undertaking of the Buyer or the Buyer entering into any arrangement with its creditors;

g)	the Buyer ceasing to supply Products to the Company;

h)	the Buyer the Company and any member of the Buyer’s Group ceasing to trade in the United Kingdom and/or the Republic of Ireland or ceasing to distribute Products to that area
Sales Statement: a statement prepared by the Buyer confirming the aggregate amount of Product Sales in each of the Consideration Periods.

Second Consideration Period: the period from 1 April 2006 to 31 March 2007;

Third Consideration Period: the period from 1 April 2007 to 31 March 2008.

2.	Year 1 Consideration, Year 2 Consideration, Year 3 Consideration and Consideration in Year 4

2.1	If a Relevant Event occurs at any time prior to 31 May 2008, then no Year 1 Consideration, Year 2 Consideration Year 3 Consideration or Year 4 Consideration, which has not been paid, shall be payable by the Buyer to the Seller, but in substitution for the Year 1 Consideration, Year 2 Consideration, Year 3 Consideration and Consideration in Year 4 , the Buyer shall pay to the Sellers a sum equal to twice the Initial Consideration less any payment made by the Buyer to the Sellers prior to the occurrence of the Relevant Event in respect of Initial Consideration, Year 1 Consideration Year 2 Consideration and Year 3 Consideration, which sum shall be paid by the Buyer to the Sellers within 30 days of the Relevant Event occurring PROVIDED that if the sum payable by the Buyer to the Sellers pursuant to this paragraph 2 is less than the aggregate of the Initial Consideration, Year 1 Consideration Year 2 Consideration and Year 3 Consideration , no sum shall be repayable by the Sellers to the Buyers.

3.	Calculation of Year 1 Consideration, Year 2 Consideration, Year 3 Consideration and Consideration in Year 4

3.1	Within 30 days of the end of each Consideration Period the Buyer prepare and deliver to the Sellers a Sales Statement relating to the relevant Consideration Period which has just ended.

3.2	The Buyers shall and shall procure that the Company shall give such assistance and access to information and records as the Sellers or their duly appointed representatives may reasonably require to enable them to verify each Sales Statement.

3.3	The provisions of paragraphs 2.6 to 2.9 of Schedule 5 shall apply to each Sales Statement as if such clauses were set out in full in this paragraph, changed to refer to ‘Sales Statement’ instead of ‘Draft Completion Accounts’.

4.	Payment of Year 1 Consideration, Year 2 Consideration, Year 3 Consideration and Consideration in Year 4

4.1	Payment of the Year 1 Consideration, Year 2 Consideration, Year 3 Consideration and Consideration in Year 4 shall be made by the Buyer to the Sellers in the manner set out in clause 3.1 of this Agreement 30 days after the date upon which the Year 1 Consideration, Year 2 Consideration, Year 3 Consideration or Consideration in Year 4 (as the case may be) is agreed or determined together with interest in calculated at the rate and in accordance with clause 15 of the Agreement from the last day of the relevant Consideration Period to the date of payment.

5.	Buyer’s Covenant

The Buyer covenants with each of the Sellers that it will use its reasonable endeavours to and will procure that each of the Company and all other members of the Buyer’s group use their respective reasonable commercial endeavours to promote develop and maximise Product Sales both by volume and value during the period from Completion to the end of the Fourth Consideration Period.

Schedule 7 Sellers Limitation of Liability and Conduct of Claims

1	Application of this schedule
1.1	Subject as provided in paragraph 12, notwithstanding any other provision of this agreement, the provisions of this Schedule shall operate to limit the liability of the Sellers in respect of any Claim.

1.2	For the purposes of this Schedule 7, the term Claim (as defined in clause 6 (Limitations on claims)) shall not include any Claim made pursuant to the Tax Covenant.

2	Rescission
2.1	The Buyer shall, and shall procure that the Company shall, take all reasonable steps to avoid or mitigate any loss or liability which may give rise to a Claim.

2.2	The Buyer agrees that rescission shall not be available as a remedy for any breach of this agreement and agrees not to claim that remedy.

3	Knowledge
The Buyer shall not be entitled to make a Claim if and to the extent that the facts or circumstances giving rise to the Claim under the Warranty are within the actual knowledge of Robert Stern, Executive Vice President of the Buyer or John Kilkoyne, CEO of the Buyer at Completion, whether as a result of their investigation of the Company or as a result of such facts or circumstances being Disclosed or set out or referred to in or annexed to this Agreement, or otherwise howsoever.

4	Limitations
No Claim shall be admissible and the Sellers shall not be liable in respect thereof to the extent that:
4.1.1	the liability arises as a result of the failure by either the Company or the Buyer to act in accordance with the reasonable request or directions of the Sellers pursuant to the provisions of paragraph 8 of this Schedule in respect of any liability or prospective liability after Completion; or

4.1.2	the liability arises as result of or is otherwise attributable wholly or partly to any voluntary act, transaction or omission of the Company or the Buyer or their respective directors, employees or agents after Completion; or

4.1.3	the liability arises as a result of either the sale and purchase of the Sale Shares pursuant to this agreement, or out of any act, transaction or omission whatsoever authorised by or carried out at the written request of the Buyer; or

4.1.4	any Claim or the subject matter thereof has been or is made good or is otherwise compensated for (otherwise than by the Buyer or any member of the Buyer’s Group); or

4.1.5	the liability comprises penalties, charges or interest arising directly from any act, transaction or omission of the Company after Completion.

5	Insurances
5.1	If, in respect of any matter which would give rise to a Claim, the Buyer or the Company is entitled to make a claim under any policy of insurance, then no such matter shall be the subject of a Claim and no Claim shall lie unless and until the Buyer or the Company has made a claim against its insurers and liability in respect of any such Claim shall then be reduced by the amount recovered under such policy of insurance (less all reasonable costs, charges and expenses incurred by the Buyer in recovering that sum from its insurers), or extinguished if the amount recovered exceeds the amount of the Claim.

5.2	The Buyer shall procure that with effect from Completion the Company effects its own insurance cover (including without limitation public liability and product liability insurance in its own sole name providing cover of at least the same amount as that existing up to Completion in the joint names of the Company and UKM).

6	Recovery from third parties
6.1	Where the Buyer or the Company is at any time entitled to recover from some other person (not being the Buyer or any member of the Buyer’s Group or the Company’s Group) (Third Party) any sum in respect of any matter giving rise to a Claim, the Buyer shall take all reasonably necessary steps to enforce such recovery before making a Claim.

6.2	If the Buyer recovers any amount from a Third Party, the amount of the Claim shall then be reduced by the amount recovered (less all reasonable costs, charges and expenses incurred by the Buyer in recovering that sum from such Third Party) or be extinguished if the amount recovered exceeds the amount of the Claim.

6.3	If the Sellers at any time pays to the Buyer an amount pursuant to a Claim and the Buyer subsequently becomes entitled to recover from a Third Party any sum in respect of the matter giving rise to such Claim, the Buyer shall take all necessary steps to enforce such recovery, and shall repay to the Sellers as soon as possible so much of the amount paid to the Buyer as does not exceed the sum recovered from such Third Party (less all reasonable costs, charges and expenses incurred by the Buyer in recovering that sum from such Third Party).

7	Retrospective legislation
7.1	Save as provided in paragraph 7.2 of this Schedule, no liability shall arise in respect of any Claim to the extent that liability in respect of such Claim as a result of any legislation not in force at the date of this agreement which takes effect retrospectively.

7.2	The provisions of paragraph 7.1 of this Schedule shall not apply to any liability for expenditure which the Company may incur as a result of any legislation affecting the carrying on of its business in the ordinary course under:
7.2.1	any primary legislation which has received Royal Assent before the date of this agreement, but which shall come into force on a date later than Completion to be promulgated by subordinate legislation; or

7.2.2	any subordinate legislation of which a draft has been laid before the House of Commons before the date of this agreement.

8	Conduct of third party claims
8.1	The Buyer shall inform or shall procure that the Company shall inform the Sellers in writing of any claim by any third party (Third Party Claim) which comes to the notice of the Buyer or any other member of the Buyer’s Group whereby it appears that the Sellers are likely to become liable under any Claim within seven days from the day on which such Third Party Claim comes to the notice of the Buyer or other member of the Buyer’s Group.

8.2	Subject to the Buyer being indemnified and secured to its satisfaction in accordance with paragraph 8.3 of this Schedule. The Buyer shall, and shall procure that the Company and any of its Subsidiaries shall, take such action and give such information and assistance as the Sellers may reasonably request in writing to avoid, dispute, resist, mitigate, compromise, or defend any Third Party Claim and will apply to postpone so far as legally possible the payment of any Taxation, PROVIDED always that the Buyer is satisfied that taking such action would not prejudice the reasonable commercial interests of the Buyer.

8.3	The Sellers shall indemnify and secure the Buyer to its reasonable satisfaction in respect of all costs, charges and expenses reasonably and properly incurred by the Buyer as a consequence of any actions taken at the request of the Sellers pursuant to paragraph 8.2 of this Schedule.

9	Provision made in the Accounts
If at any time before the time limit specified in clause 6.6(b), in the case of any liability of the Sellers under the Warranties, or before the seventh anniversary of the Completion Date, in the case of any liability of the Sellers under the Tax Warranties, the amount of any provision, reserve (other than any provision or reserve for deferred Taxation) or liability contained in or otherwise taken into account in or in the preparation of the Accounts or Completion Accounts is found to be in excess of the matter for which such provision or reserve was made, or the liability is discharged or satisfied below the amount attributed to such liability in the Accounts or Completion Accounts, or the value of assets contained in or otherwise taken into account in or in the preparation of the Accounts or Completion Accounts is found to have been understated (whether by reference to the position as at Completion or as a result of subsequent events), the amount of such excess or of such understatement (Excess Amount) shall be applied in the following manner:

9.1	in the event that the Sellers have, prior to the date on which the Excess Amount is ascertained, made any payment in respect of the Warranties, the Buyer shall repay to the Sellers a sum equal to such part of the Excess Amount as does not exceed such prior payment made by the Sellers, or such part of such prior payment as has not been repaid to the Sellers under a previous application of this paragraph 09.1; and

9.2	where paragraph 9.1 does not apply, or where it does apply but there remains a balance of the Excess Amount after part of the Excess Amount has been dealt with in accordance with that paragraph, the Excess Amount or the balance of the Excess Amount (as the case may be) shall be applied in reducing any liability of the Sellers under the Warranties that may subsequently arise.

10	Contingent liabilities
If any Claim arises by reason of some liability of the Company which, at the time such Claim is notified to the Sellers, is contingent only or otherwise not capable of being quantified, the Sellers shall not be under any obligation to make any payment in respect of such breach or Claim unless and until such liability ceases to be contingent or becomes capable of being quantified, as the case may be, provided that this occurs before the expiry of the time limits set out in clause 6.6. Provided that such Claim has been notified to the Sellers in accordance with clause 6.6, the proviso to that clause shall be amended in relation to such Claim so as to require that (subject to the time limit imposed by clause 6.6 legal proceedings be commenced within 6 months from the date on which the said liability ceases to be contingent or becomes capable of being quantified, as the case may be, in order for the liability of the Sellers not to determine.

11	Actions against sellers
The Buyer shall not make and shall procure that the Company does not make any Claim or take any proceedings against the Seller or any of the Sellers at any time in respect of any matter, thing or omission occurring prior to Completion save under the Warranties or otherwise under this agreement or the Tax Deed.

12	Assignees
Any third party which is entitled under the terms of this agreement to claim against the Sellers or any of them shall be subject to the provisions of this Schedule 7 as if it were the Buyer.

13
The Sellers shall have no liability to the extent that allowance, provision or reserve was made in the Accounts or the Completion Accounts in respect of the matters to which such liability relates or such matter was taken into account in computing the amount of any such allowance, provision or reserve or such matter was specifically referred to in the notes to the Accounts or the Completion Accounts.

Signed by MARK ELLIS	/s/ Mark Ellis

Signed by JAMES MACKENZIE	/s/ James MacKenzie

Signed by ROBERT A. STERN	/s/ Robert A. Stern
for and on behalf of MICRUS	Chief Financial Officer
ENDOVASCULAR
CORPORATION